EXHIBIT T3A-1.1

CERTIFICATE OF INCORPORATION

OF

DSG TOPCO, INC.

FIRST: The name of the corporation is:

DSG TopCo, Inc.

SECOND: The address of its registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business of the corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 10,000,100 shares of common stock, par value of $0.01 per share.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Jeffrey M. Negron	c/o Paul Hastings LLP
200 Park Avenue
New York, NY 10166

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for the purpose of creating, defining, limiting and regulating the powers of the corporation and its directors and stockholders:

(a) The number of directors of the corporation shall be fixed and may be altered from time to time in the manner provided in the by-laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the by-laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) All corporate powers and authority of the corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the by-laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws of the corporation, except to the extent that the by-laws or this Certificate of Incorporation otherwise provide.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, Section 102(b)(7) of the DGCL, no director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided that nothing contained in this Article Seventh shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

EIGHTH: To the fullest extent permitted by Section 145 of the DGCL, the corporation shall indemnify any and all officers and directors of the corporation from and against any and all of the expenses, liabilities or other matters referred to in and covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any officer or director of the corporation may be entitled under any bylaw, agreement, vote of stockholders or otherwise, both as to action or inaction in his or her official capacity and as to action or inaction in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL and any other applicable law, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate,

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hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand this 9th day of April 2024.

/s/ Jeffrey M. Negron
Jeffrey M. Negron
Sole Incorporator

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